Home System Group Announces the Closing of the Acquisition of Zhongshan City Weihe Appliances Co., LTD

LOS ANGELES, CA July 6, 2007 – Home System Group (OTCBB: HSYT), an international manufacturer and distributor of home appliance products to major global retailers, today announced that it has closed the acquisition of Zhongshan City Weihe Appliances Co., Ltd., which was first announced on June 26, 2007.

Founded in 1998, Zhongshan City Weihe Appliances Co., Ltd. (Weihe) is a manufacturer of ceiling fans and residential lighting for the international consumer market. Currently, the Company sells approximately 1,500 different types of decorative ceiling fans and 200 types of lamps which are manufactured across 23 different production lines. Sales are conducted through various distributors who then sell the products to a number of large and established retailers, including several Fortune 500 companies. Weihe employs approximately 1,000 individuals in the areas of production, sales, technical, financial and administrative functions and operates a facility that is located eight miles from Home Systems Group. Weihe has committed to a  “make good” net income target for the periods ending December 31, 2007 and 2008 of $8.8 million and $12.6 million respectively. In the event that Weihe does not achieve these respective net income targets, Home System Group will retain the right to deduct the percentage by which the net income is missed for such year from the cash consideration to the Weihe shareholders. In addition, as a stipulation of the transaction, Weihe’s management has committed to remain with the Company for at least the next two years.

Final consideration for the acquisition is $27.0 million in cash and 4.5 million shares of restricted common stock of Home System Group, subject to Home System Group’s right to set off the cash portion of the purchase price by any reimbursement amount payable to Home System Group under the agreement or any shortfall of the make good amount. Forty percent of the cash portion of the purchase price will be due to the Weihe shareholders on the first anniversary of the closing of the transaction, with the remaining sixty percent due by the second anniversary.

"The acquisition of Weihe represents the largest by Home System to date and we are optimistic about our combined prospects going forward," commented Mr. Li Wei Qui, CEO and Chairman of Home System Group.

About Home System Group

Based in Guangdong Province, People’s Republic of China, Home System Group, through its wholly owned distributors Oceanic International (Hong Kong), Ltd. (OCIL) and Oceanic Well Profit, Inc., produces and distributes home appliances, including stainless steel gas grills, residential water pumps, electronic fans, fruit processors, and other electrical appliances to retailers in the United States, Europe and Australia. The Company became public through a reverse merger on October 4, 2006. To learn more about the Company, please visit the Company’s website at: http://www.homesystemgroup.com.

Safe Harbor Statement

Certain statements in this news release may contain certain forward- looking statements about Home System Group’s business and products, including, but not limited to, statements regarding Home System Group’s prospects after the acquisition of Weihe. Actual results may differ materially from the results expressed in the forward-looking statements due to a number of risk factors including, but not limited to: general economic and business conditions globally; product development; shipments to end customers; market acceptance of new and existing products; additional competition from existing and new competitors; changes in technology; economic, political, and social events in China and other regions and markets; securities markets trends; regulations of the U. S. Securities and Exchange Commission (SEC) and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and by the risk factors detailed in the Company’s reports filed with the SEC. Home System Group undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

Michelle Zheng
Home System Group
Tel: +1-213-223-2277
Email: michelle@homesystemgroup.com

Matt Hayden
HC International, Inc.
Tel: +1-858-704-5065
Email: matt@haydenir.com